Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (file no. 333-274650, file no. 333-279753 and file no. 333-288691) of our report dated March 27, 2026, relating to the consolidated financial statements of MicroCloud Hologram Inc., appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Assentsure PAC

Singapore

March 27, 2026